EXHIBIT (99)(a)
CONSENT OF CREDIT SUISSE FIRST BOSTON LLC
[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]
Special Committee of the Board of Directors
Westcorp
23 Pasteur Road
Irvine, California
Members of the Special Committee:
We hereby consent to the inclusion of our opinion letter, dated September 11, 2005, to the Special Committee of the Board of Directors of Westcorp as Appendix C to, and reference thereto under the captions “SUMMARY— Credit Suisse First Boston LLC Provided an Opinion to Westcorp’s Special Committee as to the Fairness, from a Financial Point of View, of the Westcorp Exchange Ratio” and “THE MERGERS— Opinion of the Financial Advisor to the Westcorp Special Committee” in, the Joint Proxy Statement-Prospectus relating to the proposed merger involving Wachovia Corporation (“Wachovia”) and Westcorp, which forms a part of the Registration Statement on Form S-4 of Wachovia. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Credit Suisse First Boston LLC

CREDIT SUISSE FIRST BOSTON LLC
October 21, 2005